EXHIBIT 10.10

PROMISSORY NOTE

$200,000	January 28, 2014

FOR VALUE RECEIVED, Assured Pharmacy, Inc., a Nevada corporation (the “Corporation”), promises to pay to the order of Pinewood Trading Fund, L.P., or its assigns (the “Shareholder”), the principal sum of Two Hundred Thousand Dollars ($200,000) 1029 East Drive, Beaumont, Texas 77706, or such place as the Shareholder may from time to time designate in writing, payable as hereinafter provided.

The unpaid principal balance hereof shall be payable January 28, 2016, subject to early payment as provided herein, by delivery to the Lender a certified or bank cashier’s check for the appropriate amount.

The Corporation shall use the proceeds of this note solely to: (1) fund and open a store in Denver, Colorado; and (2) provide funding for stores in Kansas City, Kansas and Kirkland, Washington, to maximize profitability.

If payment is not made when due, the outstanding principal and accrued interest of this note shall, at the option of the holder and without notice or demand, mature and become immediately due and payable.  The outstanding principal and accrued interest of this note shall automatically mature and become immediately payable in the event the Corporation violates the use of proceeds provided for in this note or becomes the subject of bankruptcy or other insolvency proceedings.  The Corporation hereby waives presentment, demand and notice.

The unpaid principal balance hereof shall bear interest from the date hereof at a rate equal to 16% per annum.  Interest shall be calculated for the actual number of days elapsed, using a daily rate determined by dividing the annual rate by 360, and shall be payable on July 1st and January 1st of each calendar year (each an “Interest Payment Date”), subject to early payment as provided herein.  Unless otherwise instructed by the Lender in writing, accrued and unpaid interest shall be paid in duly authorized, validly issued, fully paid and non-assessable shares of the Corporation’s common stock, par value $0.001 per share (the “Common Stock”).  The Corporation shall deliver to the Lender on each Interest Payment Date a stock certificate representing a number of fully paid and non-assessable shares of the Common Stock equal to the quotient of (x) the total amount of accrued and unpaid interest to be paid in shares of Common Stock divided by (y) the Repayment Price (as defined below).

“Repayment Price” means 90% of the lesser of (i) the average VWAP (as defined below) for the twenty (20) consecutive Trading Days (as defined below) ending on the Trading Day that is immediately prior to the applicable Interest Payment Date or (ii) the average VWAP for the twenty (20) consecutive Trading Days ending on the Trading Day that is immediately prior to the date the applicable the shares of Common Stock are issued and delivered if such delivery is after the Interest Payment Date.

“Trading Day” means a day on which the principal Trading Market (as defined below) is open for trading.

“Trading Market” means any of the following markets or exchanges on which the Common Stock is listed or quoted for trading on the date in question: the NYSE AMEX, the Nasdaq Capital Market, the Nasdaq Global Market, the Nasdaq Global Select Market, the New York Stock Exchange, the OTC Bulletin Board or the Pink Sheets LLC (or any successors to any of the foregoing).

“VWAP” means, for any date, the price determined by the first of the following clauses that applies: (a) if the Common Stock is then listed or quoted on a Trading Market, the daily volume weighted average price of the Common Stock for such date (or the nearest preceding date) on the Trading Market on which the Common Stock is then listed or quoted as reported by Bloomberg L.P. (based on a Trading Day from 9:30 a.m. (New York City time) to 4:02 p.m. (New York City time)), (b) if the OTC Bulletin Board is not a Trading Market, the volume weighted average price of the Common Stock for such date (or the nearest preceding date) on the OTC Bulletin Board, (c) if the Common Stock is not then listed or quoted for trading on the OTC Bulletin Board and if prices for the Common Stock are then reported in the “Pink Sheets” published by Pink OTC Markets, Inc. (or a similar organization or agency succeeding to its functions of reporting prices), the most recent bid price per share of the Common Stock so reported, or (d) in all other cases, the fair market value of a share of Common Stock as determined by an independent appraiser selected in good faith by the Shareholder, and reasonably acceptable to the Corporation, the fees and expenses of which shall be paid by the Corporation.

All principal, interest and other amounts unpaid after maturity hereof shall bear interest, payable on demand, computed at a rate equal to 9% per annum plus the rate otherwise payable hereunder.  All amounts payable on this note shall be payable in lawful money of the United States of America.  This note may be prepaid in full or in part at any time without premium or penalty.

As it is the intent of all parties to this note to abide by the interest limitations of any applicable usury law, it is expressly agreed, anything herein to the contrary notwithstanding, that the Lender shall not be allowed or entitled to collect any interest (or any sum which is considered interest by law) which is in excess of any legal rate applicable hereto.  Should any amount be collected hereunder which would cause the interest to exceed said lawful rate, such part of said amount in excess of the lawful rate shall automatically be credited to principal, or, if all principal amounts have been paid, shall be refunded to the Corporation.  The provisions of this note are hereby modified to the extent necessary to conform with the limitations and provisions of this paragraph.

This note is not secured by any existing or future mortgages or security agreements between the Lender and the Corporation.

In the event that this note is collected by law or through attorneys at law, or under advice therefrom (whether such attorneys are employees of the Lender or an affiliate of the Lender or are outside counsel), the Corporation and any endorser, guarantor or other person primarily or secondarily liable for payment hereof hereby, severally and jointly agree to pay all costs of collection, including reasonable attorneys’ fees including charges for paralegals and others working under the direction or supervision of the Shareholder’s attorneys, whether or not suit is brought, and whether incurred in connection with collection, trial, appeal, bankruptcy or other creditors’ proceedings or otherwise.

This note is governed by the internal laws of the State of New York, except to the extent superseded by United States federal law.

The Corporation hereby waives presentment, demand, notice of nonpayment, protest and all other demands and notices in connection with the delivery, acceptance, performance or enforcement of this note.

The Corporation hereby consents to the exclusive jurisdiction of any state or federal court situated in New York, New York, and waives any objection based on lack of personal jurisdiction, improper venue or forum non conveniens, with regard to any actions, claims, disputes or proceedings relating to this note, or any document delivered hereunder or in connection herewith, or any transaction arising from or connected to any of the foregoing.  The Corporation waives personal service of any and all process, and consents to all such service of process made by mail or by messenger directed to the address specified below.  Nothing herein shall affect the Shareholder’s right to serve process in any manner permitted by law, or limit the Shareholder’s right to bring proceedings against the Corporation or its property or assets in the competent courts of any other jurisdiction or jurisdictions.

The Corporation hereby waives any and all right to trial by jury in any action or proceeding relating to this note, or any document delivered hereunder or in connection herewith, or any transaction arising from or connected to any of the foregoing.  The Corporation represents that this waiver is knowingly, willingly and voluntarily given.

If any provision or any portion of any provision contained in this note is held by a court of law to be invalid, illegal, unlawful, void or unenforceable as written in any respect, then it is the intent of all parties hereto that such portion or provision shall be given force to the fullest possible extent that it is legal, valid and enforceable, that the remainder of the note shall be construed as if such illegal, invalid, unlawful, void or unenforceable portion or provision was not contained therein, and the rights, obligations and interests of the Corporation and the Lender under the remainder of this note shall continue in full force and effect.

Time is of the essence with regard to the performance of the obligations of the Corporation in this note and each and every term, covenant and condition herein by or applicable to the Corporation.

Executed as of the date first written above.

ASSURED PHARMACY, INC.

By: /s/  Robert DelVecchio
Name:  Robert DelVecchio
Title:    CEO